UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 13)*

Constellation Brands, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

Class A 21036P 10 8

(CUSIP Number)

David M. Silk, Esq.

Victor Goldfeld, Esq.

Wachtell, Lipton, Rosen & Katz

51 W 52nd Street

New York, NY 10019

(212) 403-1000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 10, 2023

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d01(f) or 240.13d-1(g), check the following box   ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7(b) for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. Class A 21036P 10 8

1	NAME OF REPORTING PERSONS Richard Sands
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 1,077,261
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 21,566,079

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 21,566,079
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 11.8%
14	TYPE OF REPORTING PERSON IN

1	NAME OF REPORTING PERSONS Robert Sands
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 8,600
	8	SHARED VOTING POWER Class A Shares 1,440,249
	9	SOLE DISPOSITIVE POWER Class A Shares 8,600
	10	SHARED DISPOSITIVE POWER Class A Shares 21,929,067

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 21,937,667
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 12.0%
14	TYPE OF REPORTING PERSON IN

1	NAME OF REPORTING PERSONS Abigail Bennett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 37,415
	8	SHARED VOTING POWER Class A Shares 0
	9	SOLE DISPOSITIVE POWER Class A Shares 37,415
	10	SHARED DISPOSITIVE POWER Class A Shares 3,365,715

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 3,403,130
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 1.9%
14	TYPE OF REPORTING PERSON IN

1	NAME OF REPORTING PERSONS Zachary Stern
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 33,415
	8	SHARED VOTING POWER Class A Shares 0
	9	SOLE DISPOSITIVE POWER Class A Shares 33,415
	10	SHARED DISPOSITIVE POWER Class A Shares 3,365,715

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 3,399,130
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 1.9%
14	TYPE OF REPORTING PERSON IN

1	NAME OF REPORTING PERSONS Astra Legacy LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 20,488,818
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 20,488,818
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 11.2%
14	TYPE OF REPORTING PERSON CO

1	NAME OF REPORTING PERSONS AJB Business Holdings LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 3,365,715
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 3,365,715

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 3,365,715
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 1.8%
14	TYPE OF REPORTING PERSON PN

1	NAME OF REPORTING PERSONS ZMSS Business Holdings LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 3,365,715
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 3,365,715

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 3,365,715
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 1.8%
14	TYPE OF REPORTING PERSON PN

1	NAME OF REPORTING PERSONS RSS 2015 Business Holdings LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 912,492
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 912,492

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 912,492
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.5%
14	TYPE OF REPORTING PERSON PN

1	NAME OF REPORTING PERSONS RES Master LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 187,226
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 187,226

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 187,226
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.1%
14	TYPE OF REPORTING PERSON CO

1	NAME OF REPORTING PERSONS RSS Master LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 550,214
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 550,214

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 550,214
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.3%
14	TYPE OF REPORTING PERSON CO

1	NAME OF REPORTING PERSONS RCT 2020 Investments LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 0
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.0%
14	TYPE OF REPORTING PERSON CO

1	NAME OF REPORTING PERSONS WildStar Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 0
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 20,488,818

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 20,488,818
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 11.2%
14	TYPE OF REPORTING PERSON CO

1	NAME OF REPORTING PERSONS RES Business Holdings LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 5,066,666
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 5,066,666

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 5,066,666
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 2.8%
14	TYPE OF REPORTING PERSON PN

1	NAME OF REPORTING PERSONS SER Business Holdings LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 1,737,544
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 1,737,544

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 1,737,544
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.9%
14	TYPE OF REPORTING PERSON PN

1	NAME OF REPORTING PERSONS RHT 2015 Business Holdings LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 0
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.0%
14	TYPE OF REPORTING PERSON PN

1	NAME OF REPORTING PERSONS RSS Business Holdings LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 3,876,548
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 3,876,548

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 3,876,548
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 2.1%
14	TYPE OF REPORTING PERSON PN

1	NAME OF REPORTING PERSONS SSR Business Holdings LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 2,164,138
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 2,164,138

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 2,164,138
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 1.2%
14	TYPE OF REPORTING PERSON PN

1	NAME OF REPORTING PERSONS RCT 2015 Business Holdings LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 0
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.0%
14	TYPE OF REPORTING PERSON PN

1	NAME OF REPORTING PERSONS MAS Business Holdings LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 0
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.0%
14	TYPE OF REPORTING PERSON PN

1	NAME OF REPORTING PERSONS NSDT 2009 STZ LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 0
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.0%
14	TYPE OF REPORTING PERSON CO

1	NAME OF REPORTING PERSONS NSDT 2011 STZ LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 0
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.0%
14	TYPE OF REPORTING PERSON CO

1	NAME OF REPORTING PERSONS RSS Business Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 0
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.0%
14	TYPE OF REPORTING PERSON CO

1	NAME OF REPORTING PERSONS SSR Business Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 0
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.0%
14	TYPE OF REPORTING PERSON CO

1	NAME OF REPORTING PERSONS LES Lauren Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 80,637
	8	SHARED VOTING POWER Class A Shares 0
	9	SOLE DISPOSITIVE POWER Class A Shares 80,637
	10	SHARED DISPOSITIVE POWER Class A Shares 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 80,637
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.0%
14	TYPE OF REPORTING PERSON CO

1	NAME OF REPORTING PERSONS MES Mackenzie Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 74,091
	8	SHARED VOTING POWER Class A Shares 0
	9	SOLE DISPOSITIVE POWER Class A Shares 74,091
	10	SHARED DISPOSITIVE POWER Class A Shares 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 74,091
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.0%
14	TYPE OF REPORTING PERSON CO

1	NAME OF REPORTING PERSONS Sands Family Foundation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER Class A Shares 0
	8	SHARED VOTING POWER Class A Shares 818,154
	9	SOLE DISPOSITIVE POWER Class A Shares 0
	10	SHARED DISPOSITIVE POWER Class A Shares 818,154

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Class A Shares 818,154
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Class A Shares 0.4%
14	TYPE OF REPORTING PERSON CO

Amendment No. 13 to Schedule 13D

This Amendment is being filed by Richard Sands, Robert Sands, Abigail Bennett, Zachary Stern, Astra Legacy LLC (“Astra Legacy”), AJB Business Holdings LP (“AJB Holdings”), ZMSS Business Holdings LP (“ZMSS Holdings”), RSS 2015 Business Holdings LP (“RSS 2015 Holdings”), RES Master LLC, RSS Master LLC, RCT 2020 Investments LLC, WildStar Partners LLC (“WildStar Partners”), RES Business Holdings LP (“RES Holdings”), SER Business Holdings LP (“SER Holdings”), RHT 2015 Business Holdings LP (“RHT 2015 Holdings”), RSS Business Holdings LP (“RSS Holdings”), SSR Business Holdings LP (“SSR Holdings”), RCT 2015 Business Holdings LP (“RCT 2015 Holdings”), MAS Business Holdings LP (“MAS Holdings”), NSDT 2009 STZ LLC, NSDT 2011 STZ LLC, RSS Business Management LLC (“RSS Management”), SSR Business Management LLC (“SSR Management”), LES Lauren Holdings LLC (“LES Holdings”), MES Mackenzie Holdings LLC (“MES Holdings”) and the Sands Family Foundation. All of the foregoing may be deemed to be acting as a group for purposes of Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).

This Amendment amends the amended and restated Schedule 13D filed in October 2001 by Richard Sands, Robert Sands, Marilyn Sands, CWCP-I, a trust for the benefit of Andrew Stern M.D. under the Will of Laurie Sands (the “Marital Trust”), a trust created under Irrevocable Trust Agreement dated November 18, 1987 (the “Grandchildren’s Trust”), and a stockholders group (the “Amended Schedule 13D”), as the Schedule 13D was amended by (i) the Schedule 13D Amendment No. 2 filed on August 3, 2006 by Richard Sands, Robert Sands, the Grandchildren’s Trust, Laurie Sands’ Children’s Trust, Richard Sands’ Children’s Trust, Robert Sands’ Children’s Trust and Richard Sands’ Heirs’ Trust (the “Second Amendment”), (ii) the Schedule 13D Amendment No. 3 filed on February 17, 2009 by Richard Sands, Robert Sands, CWCP-I, the Marital Trust, Abigail Bennett, RES Holdings, RES Business Management LLC (“RES Management”), RSS Holdings, RSS Management, and a stockholders group (the “Third Amendment”), (iii) the Schedule 13D Amendment No. 4 filed on April 30, 2009 by Richard Sands, Robert Sands, Abigail Bennett, Zachary Stern, CWCP-I, the Marital Trust and a stockholders group (the “Fourth Amendment”), (iv) the Schedule 13D Amendment No. 5 filed on July 8, 2011 by Richard Sands, Robert Sands, Abigail Bennett, Zachary Stern, CWCP-I, CWCP-II and a stockholders group, (v) the Schedule 13D Amendment No. 6 filed on June 12, 2017 by Richard Sands, Robert Sands, Abigail Bennett, Zachary Stern, A&Z 2015 Business Holdings LP (“A&Z 2015 Holdings”), A&Z 2015 Business Management LLC (“A&Z 2015 Management”), RCT 2015 Holdings, RCT 2015 Business Management LLC (“RCT 2015 Management”), RHT 2015 Holdings, RHT 2015 Business Management LLC (“RHT 2015 Management”), RSS 2015 Holdings, RSS 2015 Business Management LLC (“RSS 2015 Management”), WildStar Partners, RRA&Z Holdings LLC (“RRA&Z Holdings”) and a stockholders group (the “Sixth Amendment”), (vi) the Schedule 13D Amendment No. 7 filed on January 19, 2018 by Richard Sands, Robert Sands, Abigail Bennett, Zachary Stern, Astra Legacy and a stockholders group (the “Seventh Amendment”), (vii) the Schedule 13D Amendment No. 8 filed on April 2, 2022 by Richard Sands, Robert Sands, Abigail Bennett, Zachary Stern, Astra Legacy, A&Z 2015 Holdings, RSS 2015 Business Holdings, RES Master LLC, RSS Master LLC, RCT 2020 Investments LLC, WildStar Partners and a stockholders group (the “Eighth Amendment”), (viii) the Schedule 13D Amendment No. 9 filed on July 1, 2022 by Richard Sands, Robert Sands, Abigail Bennett, Zachary Stern, Astra Legacy, A&Z 2015 Holdings, RSS 2015 Holdings, RES Master LLC, RSS Master LLC, RCT 2020 Investments LLC, WildStar Partners, RES Holdings, SER Holdings, RHT 2015 Holdings, RSS Holdings, SSR Holdings, RCT 2015 Holdings, MAS Holdings, NSDT 2009 STZ LLC, NSDT 2011 STZ LLC, RSS Management, SSR Management, LES Holdings, MES Holdings, The Marilyn Sands Master Trust, Sands Family Foundation and a stockholders group (the “Ninth Amendment”), (ix) the Schedule 13D Amendment No. 10 filed on November 14, 2022 by Richard Sands, Robert Sands, Abigail Bennett, Zachary Stern, Astra Legacy, A&Z 2015 Holdings, RSS 2015 Holdings, RES Master LLC, RSS Master LLC, RCT 2020 Investments LLC, WildStar Partners, RES Holdings, SER Holdings, RHT 2015 Holdings, RSS Holdings, SSR Holdings, RCT 2015 Holdings, MAS Holdings, NSDT 2009 STZ LLC, NSDT 2011 STZ LLC, RSS Management, SSR Management, LES Holdings, MES Holdings, The Marilyn Sands Master Trust, Sands Family Foundation and a stockholders group (the “Tenth Amendment”), (x) the Schedule 13D Amendment No. 11 filed on November 16, 2022 by Richard Sands, Robert Sands, Abigail Bennett, Zachary Stern, Astra Legacy, A&Z 2015 Holdings, RSS 2015 Holdings, RES Master LLC, RSS Master LLC, RCT 2020 Investments LLC, WildStar Partners, RES Holdings, SER Holdings, RHT 2015 Holdings, RSS Holdings, SSR Holdings, RCT 2015 Holdings, MAS Holdings, NSDT 2009 STZ LLC, NSDT 2011 STZ LLC, RSS Management, SSR Management, LES Holdings, MES Holdings, The Marilyn Sands Master Trust and Sands Family Foundation (the “Eleventh Amendment”) and (xi) the Schedule 13D Amendment No. 12 filed on December 2, 2022 by Richard Sands, Robert Sands, Abigail Bennett, Zachary Stern, Astra Legacy, AJB Holdings, ZMSS Holdings, RSS 2015 Holdings, RES Master LLC, RSS Master LLC, RCT 2020 Investments LLC, WildStar Partners, RES Holdings, SER Holdings, RHT 2015 Holdings, RSS Holdings, SSR Holdings, RCT 2015 Holdings, MAS Holdings, NSDT 2009 STZ LLC, NSDT 2011 STZ LLC, RSS Management, SSR Management, LES Holdings, MES Holdings and Sands Family Foundation (the “Twelfth Amendment”, together with the Amended Schedule 13D, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment and the Eleventh Amendment, the “Schedule 13D”).

Item 4. Purpose of Transaction.

Item 4 is hereby amended and supplemented as follows:

On May 10, 2023, the Reporting Persons set forth below entered into arrangements with Goldman Sachs & Co. LLC pursuant to which such Reporting Persons agreed to sell the number of shares of Class A Stock set forth by their name below, resulting in an agreement by such Reporting Persons to sell an aggregate of 3,900,100 shares of Class A Stock for $223.53 per share in a transaction structured as a block trade subject to the limitations of Rule 144 of the Securities Act of 1933, as amended.

•	AJB Holdings – 650,000 shares

•	ZMSS Holdings – 650,000 shares

•	RCT 2015 Holdings – 58,333 shares

•	RCT 2020 Investments LLC – 58,333 shares

•	RSS 2015 Holdings – 500,000 shares

•	RSS Holdings – 641,710 shares

•	RHT 2015 Holdings – 350,000 shares

•	SER Holdings – 950,000 shares

•	MAS Holdings – 100 shares

•	NSDT 2009 STZ LLC – 20,695 shares

•	NSDT 2011 STZ LLC – 20,615 shares

•	SSR Management – 158 shares

•	RSS Management – 156 shares

Interest in Securities of the Issuer.

Paragraphs (a) – (c) of Item 5 of the Schedule 13D are hereby revised and supplemented with the following:

The table below sets forth the shares of Class A Stock beneficially owned by each Reporting Person. The percentages of ownership were calculated on the basis of 183,231,968 shares of Class A Stock outstanding as of April 13, 2023. In the aggregate, the Reporting Persons beneficially own a total of 22,278,570 shares of Class A Stock.

Name of Beneficial Owner	Sole Power to Vote	Shared Power to Vote		Sole Power to Dispose	Shared Power to Dispose		Total Shares(6)	Percent of Class
Richard Sands	—	1,077,261	(1)	—	21,566,079	(1)	21,566,079	11.8%
Robert Sands	8,600	1,440,249	(2)	8,600	21,929,067	(2)	21,937,667	12.0%
Abigail Bennett	37,415	—		37,415	3,365,715	(3)	3,403,130	1.9%
Zachary Stern	33,415	—		33,415	3,365,715	(4)	3,399,130	1.9%
Astra Legacy(5)	—	20,488,818		—	—		20,488,818	11.2%
AJB Holdings	—	3,365,715		—	3,365,715		3,365,715	1.8%
ZMSS Holdings	—	3,365,715		—	3,365,715		3,365,715	1.8%
RSS 2015 Holdings	—	912,492		—	912,492		912,492	0.5%
RES Master LLC	—	187,226		—	187,226		187,226	0.1%
RSS Master LLC	—	550,214		—	550,214		550,214	0.3%
RCT 2020 Investments LLC(7)	—	—		—	—		—	0.0%
WildStar Partners(8)	—	—		—	20,488,818		20,488,818	11.2%
RES Holdings	—	5,066,666		—	5,066,666		5,066,666	2.8%
SER Holdings	—	1,737,544		—	1,737,544		1,737,544	0.9%

Name of Beneficial Owner	Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose	Total Shares(6)	Percent of Class
RHT 2015 Holdings(7)	—	—	—	—	—	0.0%
RSS Holdings	—	3,876,548	—	3,876,548	3,876,548	2.1%
SSR Holdings	—	2,164,138	—	2,164,138	2,164,138	1.2%
RCT 2015 Holdings(7)	—	—	—	—	—	0.0%
MAS Holdings(7)	—	—	—	—	—	0.0%
NSDT 2009 STZ LLC(7)	—	—	—	—	—	0.0%
NSDT 2011 STZ LLC(7)	—	—	—	—	—	0.0%
RSS Management(7)	—	—	—	—	—	0.0%
SSR Management(7)	—	—	—	—	—	0.0%
LES Holdings	80,637	—	80,637	—	80,637	0.0%
MES Holdings	74,091	—	74,091	—	74,091	0.0%
Sands Family Foundation	—	818,154	—	818,154	818,154	0.4%
Total Shares Owned by Reporting Persons					22,278,570

(1)

The reported shares of Class A Stock over which Richard Sands has the shared power to vote or dispose include (i) 874,443 shares of Class A Stock held by two family foundations where Mr. Sands serves as a director and officer and (ii) 15,592 shares of Class A Stock held directly by a non-reporting person for which Mr. Sands was granted a power of attorney. Mr. Sands disclaims beneficial ownership of such shares. The reported shares of Class A Stock over which Mr. Sands has the shared power to vote or dispose also include 187,226 shares of Class A Stock held by RES Master LLC, a limited liability company that is wholly owned by a trust for which Mr. Sands serves as trustee and sole beneficiary. The reported shares of Class A Stock over which Mr. Sands has the shared power to dispose also include 20,488,818 shares of Class A Stock held by several family limited partnerships of which Mr. Sands indirectly controls a co-general partner and disclaims beneficial ownership except to the extent of pecuniary interest. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or otherwise. Amounts reflected in the table above do not include 15,720 shares of Class A Stock beneficially owned by Richard Sands’ spouse. Mr. Sands disclaims beneficial ownership of such shares.

(2)

The reported shares of Class A Stock over which Robert Sands has the shared power to vote or dispose include (i) 874,443 shares of Class A Stock held by two family foundations where Robert Sands serves as a director and officer and (ii) 15,592 shares of Class A Stock held directly by a non-reporting person for which Mr. Sands was granted a power of attorney. Mr. Sands disclaims beneficial ownership of such shares. The reported shares of Class A Stock over which Mr. Sands has the shared power to vote or dispose also include 550,214 shares of Class A Stock held by RSS Master LLC, a limited liability company that is wholly owned by a trust for which Mr. Sands serves as trustee and sole beneficiary. The reported shares of Class A Stock over which Mr. Sands has the shared power to dispose also include 20,488,818 shares of Class A Stock held by several family limited partnerships of which Mr. Sands indirectly controls a co-general partner and disclaims beneficial ownership except to the extent of pecuniary interest. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or otherwise. Amounts reflected in the table above do not include 21,098 shares of Class A Stock beneficially owned directly, or indirectly, by Robert Sands’ spouse. Mr. Sands disclaims beneficial ownership of such shares.

(3)

The reported shares of Class A Stock over which Abigail Bennett has shared power to dispose include 3,365,715 shares of Class A Stock held by AJB Holdings. The reporting of such shares as beneficially owned by Ms. Bennett shall not be construed as an admission that she is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or otherwise.

(4)

The reported shares of Class A Stock over which Zachary Stern has shared power to dispose include 3,365,715 shares of Class A Stock held by ZMSS Holdings. The reporting of such shares as beneficially owned by Mr. Stern shall not be construed as an admission that he is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or otherwise.

(5)	Astra Legacy LLC serves as voting manager to various Sands family entities.

(6)

Certain shares of Class A Stock have been pledged as set forth in Item 6 below. Subject to the terms of the various credit facilities, the number of shares of Class A Stock pledged to secure the credit facilities may increase or decrease from time to time and may be moved by the applicable pledgors among the various financial institutions from time to time. In the event of noncompliance with certain covenants under the credit facilities, the financial institutions have certain remedies including the right to sell the pledged shares subject to certain protections afforded to the borrowers and pledgors. The numbers and percentages reported with respect to Class A Common Stock do not take into account shares of Class 1 Common Stock owned, if any, or that can be purchased by exercising stock options to acquire shares of Class 1 Common Stock within (60) days of the date hereof.

(7)

As described in Item 4, RCT 2020 Investments LLC, RHT 2015 Holdings, RCT 2015 Holdings, MAS Holdings, NSDT 2009 STZ LLC, NSDT 2011 STZ LLC, RSS Management and SSR Management sold their shares of Class A Stock.

(8)	WildStar Partners has dispositive power over the shares held by various Sands family entities.

None of the Reporting Persons has engaged in any transaction involving any Class A Stock during the past sixty (60) days of the date hereof except as set forth in Item 4 above.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby amended and supplemented as follows:

The following Reporting Persons have pledged the following shares of Class A Stock to Goldman Sachs Bank USA for loans made to a Sands family investment vehicle (each, a “Borrower”) under one or more credit facilities:

Pledgor	Number of Shares of Class A Stock
RES Holdings	625,000
ZMSS Holdings	325,000

Total Pledged Shares	950,000

The following Reporting Persons (or persons whose shares are reported as beneficially owned by the Reporting Persons) have pledged the following shares of Class A Stock to Merrill Lynch for loans made to the Borrower under a credit facility:

Pledgor	Number of Shares of Class A Stock
AJB Holdings	500,000
ZMSS Holdings	500,000
RES Holdings	2,500,000
LES Holdings	80,637
MES Holdings	74,091

Total Pledged Shares	3,654,728

The following Reporting Persons (or persons whose shares are reported as beneficially owned by the Reporting Persons) have pledged the following shares of Class A Stock to Manufacturers and Traders Trust Company for loans made to the Borrower under a credit facility:

Pledgor	Number of Shares of Class A Stock
RSS Master LLC	5,000
RSS Holdings	250,000

Total Pledged Shares	255,000

The following Reporting Persons (or persons whose shares are reported as beneficially owned by the Reporting Persons) have pledged the following shares of Class A Stock to Stifel Financial Corp. for loans made to the Borrower under a credit facility:

Pledgor	Number of Shares of Class A Stock
ZMSS Holdings	250,000

Total Pledged Shares	250,000

The following Reporting Persons (or persons whose shares are reported as beneficially owned by the Reporting Persons) have pledged the following shares of Class A Stock to U.S. Bank for loans made to the Borrower under a credit facility:

Pledgor	Number of Shares of Class A Stock
RSS Holdings	250,000

Total Pledged Shares	250,000

The following Reporting Persons (or persons whose shares are reported as beneficially owned by the Reporting Persons) have pledged the following shares of Class A Stock to Wells Fargo for loans made to the Borrower under a credit facility:

Pledgor	Number of Shares of Class A Stock
RES Holdings	1,000,000

Total Pledged Shares	1,000,000

Item 7. Material to Be Filed as Exhibits.

Exhibit 99.1	Joint Filing Agreement among the Reporting Persons filing this Amendment, dated May 12, 2023.

Signature

After reasonable inquiry and to the best of the undersigned’s knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

Dated: May 12, 2023	By:

/s/ Richard Sands
Richard Sands

/s/ Robert Sands
Robert Sands

/s/ Abigail Bennett
Abigail Bennett

/s/ Zachary Stern
Zachary Stern

Astra Legacy LLC

	By:	/s/ Abigail Bennett
Name: Abigail Bennett
Title: President

AJB Business Holdings LP
	By:	AJB WSP Business Management LLC, its co-General Partner
	By:	WildStar Partners LLC, sole managing member of AJB WSP Business Management LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Chief Executive Officer

ZMSS Business Holdings LP
	By:	ZMSS WSP Business Management LLC, its co-General Partner
	By:	WildStar Partners LLC, sole managing member of ZMSS WSP Business Management LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Chief Executive Officer

RSS 2015 Business Holdings LP
	By:	WildStar Partners LLC, its co-General Partner

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Chief Executive Officer

RES Master LLC

	By:	/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Authorized Person

RSS Master LLC

	By:	/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Authorized Person

RCT 2020 Investments LLC
	By:	RCT 2015 Business Holdings LP, its sole member

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Authorized Person

WildStar Partners LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Chief Executive Officer

RES Business Holdings LP
By: WildStar Partners LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Chief Executive Officer

SER Business Holdings LP
By: WildStar Partners LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Chief Executive Officer

RHT 2015 Business Holdings LP
By: WildStar Partners LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Chief Executive Officer

RSS Business Holdings LP
By: WildStar Partners LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Chief Executive Officer

SSR Business Holdings LP
By: WildStar Partners LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Chief Executive Officer

RSS 2015 Business Holdings LP
By: WildStar Partners LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Chief Executive Officer

RCT 2015 Business Holdings LP
By: WildStar Partners LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Chief Executive Officer

MAS Business Holdings LP
By: WildStar Partners LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Chief Executive Officer

NSDT 2009 STZ LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Manager

NSDT 2011 STZ LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Manager

RSS Business Management LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Secretary

SSR Business Management LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Manager

LES Lauren Holdings LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Manager

MES Mackenzie Holdings LLC

/s/ Thomas M. Farace
Name: Thomas M. Farace
Title: Manager

Sands Family Foundation

/s/ Jennifer Garsin
Name: Jennifer Garsin
Title: Treasurer